Exhibit 10.2

EXECUTIVE AGREEMENT

This Executive Agreement (the “Agreement”) is made as of September 7, 2006, by and between Horizon Health Corporation, a Delaware corporation (hereinafter referred to as “Horizon”), and David K. White (hereinafter referred to as “Executive”).

WHEREAS, the Executive is employed as the Executive Vice President, Contract Management Services of Horizon; and

WHEREAS, the Executive and Horizon have agreed to enter into this agreement of the Executive on the terms and conditions hereinafter set forth;

In consideration of the premises and the mutual terms and conditions hereinafter set forth, Horizon and the Executive hereby agree as follows:

1. Severance Agreements.

(a) In the event of the termination of employment of the Executive by Horizon for any reason whatsoever other than for Cause at any time from and after the date of this Agreement or in the event of termination of employment of the Executive by the Executive with Good Reason (as defined in Section 3 hereof) at any time within the twelve (12) month period after the occurrence of a Change of Control:

(i) Executive shall be entitled to severance pay in an amount equal to the Executive’s annual base salary then in effect on the date of termination of employment plus fifty percent (50%) of the maximum total dollar amount of the annual bonus potential for all kinds of bonuses (including, without limitation, any annual cash bonus and deferred incentive bonus) that the Executive was eligible to receive with respect to the fiscal year in which such termination of employment occurs and considering any deferred portion of such bonuses fully vested. Such severance amount shall be payable in a lump sum payment within ten (10) days after the date on which such termination of employment occurs.

(ii) In the event such termination occurs after a Change of Control, all stock options or other equity deferred awards granted by Horizon to the Executive, all contributions made by Horizon for the account of the Executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses (including cash bonuses) which contain vesting or exercisability provisions conditioned upon or subject to the continued employment of the Executive, shall become fully vested immediately prior to such termination; provided, however, that, if any such amount, benefit, or payment cannot become fully vested pursuant to such plan or arrangement on account of limitations imposed by law, the Executive shall be entitled, to the extent permitted by law, to receive from Horizon an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the Executive will have to forfeit pursuant to such plan or arrangement on account of such termination of employment. In addition, with respect to any stock options, in such event the Executive shall have thirty (30) days after such termination to exercise such stock options. The provisions of this Section 1(a)(ii) shall govern and control over then provisions of any agreement or plan evidencing such stock options or other equity deferred awards to the contrary.

(iii) For a period of one (1) year following Executive’s termination, the provision to Executive (and Executive’s dependents, if applicable) of the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall pay Executive a cash payment in an amount equivalent, on an after-tax basis to the Executive, to the cost of such benefits. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

(b) No severance pay shall be payable to the Executive in the event of (i) the voluntary termination of employment by the Executive without Good Reason, (ii) the termination of employment of the Executive by Horizon with Cause or (iii) the termination of employment of the Executive due to death, disability or retirement. In such event, the Executive will only be eligible for severance benefits in accordance with Horizon’s established policies, if any, as then in effect.

2. Definition of Cause. For purposes of this Agreement, the term “Cause” shall mean: (a) conviction of a crime punishable by imprisonment under state or federal law; (b) commission of any act of dishonesty against Horizon; (c) willful and material failure to perform the employment duties by the Executive and the continuation of such failure for at least ten days after Horizon provides written notice to the Executive specifying in reasonable detail the nature of such failure, (d) failure by the Executive to devote substantially all his working, time and ability exclusively to the attention of Horizon; or (e) the failure of the Executive to exercise diligence to protect the trade secrets and confidential and proprietary information of Horizon.

3. Definition of Good Reason. For the purposes of this Agreement, the term “Good Reason” shall mean:

(a) Horizon breaches any material provision of this Agreement or fails to perform any of its obligations hereunder, including, without limitation, the failure to timely pay any amounts due hereunder, and such breach or failure continues for at least ten days after the Executive provides written notice to Horizon specifying in reasonable detail the nature of such breach or failure; or

(b) The Executive is required to work at an office location outside the Dallas, Ft. Worth, Denton, Texas metropolitan area; or

(c) Horizon materially reduces the compensation of the Executive, or benefits provided to the Executive, or assigns to the Executive any duties inconsistent in any respect with the Executive’s position (including status, office, title and reporting requirements), authority or responsibilities or takes any other action which results in a material diminution in such position, authorities, duties or responsibilities of the Executive.

4. Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) that results in such individual, entity or group owning fifty percent (50%) or more of the then outstanding Company Common Stock or the then Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Horizon, (ii) any acquisition by Horizon, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Horizon or any corporation controlled by Horizon.

(b) The consummation of a merger or consolidation of Horizon with any other corporation, other than a merger or consolidation which would result in the voting securities of Horizon outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by voting securities of Horizon or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c) The consummation of the sale or disposition by Horizon of all or substantially all of Horizon’s assets.

(d) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Horizon’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

(e) Approval by the shareholders of Horizon of a complete liquidation or dissolution of Horizon.

5. Confidentiality.

(a) Executive recognizes and understands that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to the business of

Horizon and its confidential proprietary information. It is the express intent and agreement of Executive and Horizon that such knowledge and experience shall be used exclusively in the furtherance of the interests of Horizon and not in any manner which would be detrimental to Horizon’s interests. Executive further understands and agrees that Horizon conducts its business within a specialized market segment throughout the United States and that it would be detrimental to the interests of Horizon if Executive used the knowledge and experience which he acquires pursuant to his employment and position with Horizon for the purpose of directly or indirectly competing with Horizon, or for the purpose of aiding other persons or entities in so competing with Horizon, anywhere in the United States.

Executive therefore covenants and agrees during the term of this Agreement and thereafter:

(i) That he shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company;

(ii) That he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of performing his services under this Agreement; and

(iii) That he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

All files, records, documents, memoranda, notes or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of Horizon and shall be delivered to Horizon and not retained by the Executive upon termination of employment for any reason whatsoever.

It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public in a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third-party who is not bound to keep such information confidential.

(b) Executive understands that the remedies at law for his violations of any of the covenants or provisions of this Section 5 will be inadequate, that such violation will cause irreparable injury within a short period of time, and that Horizon shall be entitled to preliminary injunctive relief against such violation and specific performance of such covenants. Such injunctive relief and specific performance shall be in addition to, and in no way in limitation of, any and all other remedies Horizon shall have in law and equity for the enforcement of those covenants and provisions.

6. Certain Tax Matters. If the Executive is a disqualified individual (as the term “disqualified individual” is defined in Section 280G of the Internal Revenue Code) and if any portion of the severance benefits under this Agreement, or any portion of any other amount or benefit to be received by the Executive from the Company in connection with the Change of Control, whether in the form of cash, property, an acceleration of vesting, or any other form recognized as a parachute payment under Section 280G of the Code, would be an excess parachute payment (as the term “excess parachute payment” is defined in Section 280G of the Code) but for the application of this sentence, then the amount of the severance benefits and/or, in the Company’s discretion, of such other amount or benefit, will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the aggregate of the severance benefits paid to the Executive and the other amounts or benefits received by the Executive, as so reduced, constitutes an excess parachute payment. The determination of whether any reduction in the amount of the severance benefits or of any other amount or benefit to be received by the Executive from the Company in connection with the Change of Control is required pursuant to this Section 6 will be made by Horizon in good faith based on a detailed report prepared by the Company’s independent accountants of the amounts to be paid to Executive by the Company that are contingent on the Change of Control, the Executive’s base amount, the limit on the amount that Executive may receive contingent on the Change of Control that will not result in an excess parachute payment, and such other matters as Horizon’s independent accountants shall deem appropriate, all as determined under Section 280G of the Code and the regulations thereunder. The fact that the Executive has his severance benefits reduced as a result of the limitations set forth in this Section 6 will not of itself limit or otherwise affect any rights of the Executive arising other than pursuant to this Agreement.

7. General Provisions.

(a) The receipt of any severance pursuant to Section 1 of this Agreement, will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to Horizon. No severance pursuant to this Agreement will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Section 1 or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a single lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Section 1, if Horizon reasonably determines that the imposition of additional tax under Section 409A of the Code will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated hereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

(c) Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(d) This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of Horizon. Any such successor of Horizon will be deemed substituted for Horizon under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Horizon. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

(e) Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 7(e). Notice delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three days after the date of mailing.

If to Executive:	David K. White
5308 Park Ridge Road
Flower Mound, Texas 75022

If to Horizon:	2941 South Lake Vista Drive
Lewisville, Texas 75067
Attention: Chief Executive Officer

(f) If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, such provision shall be fully severable and the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way. Furthermore, in lieu of such invalid, void or unenforceable provision there shall be added automatically as a part of this Agreement, a provision as similar in terms to such invalid, void or unenforceable provision as may be possible and still be legal, valid and enforceable.

(g) The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(h) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (with the exception of its conflict of law provisions).

(i) This Agreement constitutes the sole and complete agreement of the parties, and supersedes all other agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, not contained in this Agreement, and no other agreement, statement or promise not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the parties hereto.

(j) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Executive Agreement as of the date first written above.

HORIZON HEALTH CORPORATION

By:	/s/ Ken Newman
Ken Newman
Chief Executive Officer

EXECUTIVE

/s/ David K. White
David K. White